UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM	8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2020

QUIDEL CORPORATION (Exact name of Registrant as specified in its Charter)

Delaware	0-10961	94-2573850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9975 Summers Ridge Road, San Diego, California 92121
(Address of principal executive offices, including zip code)
(858) 552-1100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.12a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	QDEL	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 24, 2020, the Board of Directors of Quidel Corporation (the “Company”) increased the size of the Company’s Board of Directors from eight to nine members pursuant to the Company’s Bylaws and appointed Ann D. Rhoads, 55, to the Board to fill the vacancy.

Ms. Rhoads recently served as Chief Financial Officer of Forty Seven, Inc., a publicly-traded biotechnology company from March 2018 through June 2020. Previously, Ms. Rhoads was Executive Vice President and Chief Financial Officer of Zogenix, Inc., a publicly-traded pharmaceutical company, from 2010 through January 2017. From 2000 through the end of 2009, Ms. Rhoads served as the Chief Financial Officer of Premier, Inc., a healthcare supply management company. From 1998 to 2000, she was Vice President, Strategic Initiatives at Premier, Inc., and from 1993 to 1998, she was an investment professional with The Sprout Group, an institutional venture capital firm. Ms. Rhoads currently serves on the board of directors of the following publicly-traded companies: Evoke Pharma, Inc., a pharmaceutical company, as chair of the audit committee and as a member of the compensation committee; Globus Medical Inc., a musculoskeletal solutions company, as chair of the audit committee and a member of the governance and nominating committee; Repare Therapeutics, a precision oncology company, as chair of the audit committee; and iTeos Therapeutics, an immuno-oncology company, as chair of the audit committee and a member of the compensation and nominating and governance committee. Ms. Rhoads also recently served on the Board of Directors of Iridex Corporation, a medical device company, from 2017 to 2018. Ms. Rhoads holds a B.S. in Finance from the University of Arkansas and an M.B.A. from the Harvard Graduate School of Business Administration.

As a non-employee director, Ms. Rhoads will be compensated on the same basis as all other non-employee directors of the Company. Accordingly, Ms. Rhoads will receive a pro rata portion of a $50,000 annual retainer for her service on the Board and upon her appointment will receive a pro rata portion of the annual grants made to non-employee directors in 2020 under the Company’s 2018 Equity Incentive Plan.

There is no arrangement or understanding between Ms. Rhoads and any other person pursuant to which she was selected as a director. Ms. Rhoads does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Rhoads has entered into the standard Company director indemnification agreement.

Also, on August 24, 2020, the Compensation Committee recommended, and the full Board approved, certain compensation changes to our CEO and CFO compensation in connection with the Company’s significant achievements in connection with the development, manufacturing and commercialization of SARS CoV-2 assays to help meet the COVID-19 pandemic testing needs.

Specifically, the Compensation Committee recommended, and the full Board approved, a salary increase effective as of August 31, 2020, from $710,188 to $850,000 for Douglas Bryant, the Company's Chief Executive Officer. In addition, Mr. Bryant was granted an award of 4,381 time-based restricted stock units (RSUs) and 10,593 stock options. One-third of the RSUs and stock options will vest each year on the anniversary of the date of grant, subject to continued employment. In the event that Mr. Bryant remains employed by the Company as of December 31, 2023, the post-termination exercise period of such stock options shall be extended for the full ten years from the date of grant. The salary increase and equity awards were intended to recognize the significant and successful efforts of Mr. Bryant in leading the Company’s response to the COVID-19 pandemic and development, manufacture and commercialization of various SARS CoV-2 products and to incentivize retention of Mr. Bryant through at least December 31, 2023.

In addition, Randy Steward, the Company’s Chief Financial Officer, was granted 876 time-based RSUs. One-third of the RSUs will vest each year on the anniversary of the date of grant, subject to continued employment. This RSU grant was intended to recognize the significant and successful efforts of Mr. Steward to obtain funding through the National Institutes of Health (NIH) Rapid Acceleration of Diagnostics-Advanced Technology Platforms (RADx-ATP) initiative and enhance the Company’s manufacturing capacity for its Sofia SARS antigen point-of-care testing solution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2020

QUIDEL CORPORATION

By:	/s/ Phillip S. Askim
Name:	Phillip S. Askim
Its:	Secretary